Exhibit 10.30

Hector Gonzalez

FAX:  (787) 783-0718

June 28, 2007

Dear Hector,

This letter is to confirm our understanding concerning your purchase of 1,000,000 shares of RemoteMDx, Inc. (the “Company”) common stock from myself and Jim Dalton.  You have agreed to send a check for $1,040,000 to us and we will in turn send you 1,000,000 restricted (unregistered) shares of RemoteMDx, Inc. common stock.  We also agree to have said 1,000,000 shares included in the Company’s upcoming registration statement that will be filed with the SEC during the month of July and should become effective within 90 days.

If you agree, please send a check for the $1,040,000 made out to:

ADP Management
1401 North Highway 89 Suite 240
Farmington, UT 84025

As you know this is time sensitive if you have any questions, please feel free to contact me at (801) 554-2909.

Sincerely,

/s/  David Derrick
David Derrick